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                                                                    Exhibit 99.1

                              APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (In thousands)

                                                1998         1997          1996          1995          1994
                                             -----------  -----------   -----------   -----------   -----------
EARNINGS
  Pretax income (loss) from continuing
   operations (1)..........................  $  (187,563) $   258,640   $   200,195   $    33,143   $    66,234

  Add:  Fixed charges excluding
   capitalized interest....................       78,728       78,531        68,091        77,220        39,008
                                             -----------  -----------   -----------   -----------   -----------

  Adjusted earnings........................  $  (108,835) $   337,171   $   268,286   $   110,363   $   105,242
                                             ===========  ===========   ===========   ===========   ===========
FIXED CHARGES
  Interest expense including capitalized
   interest (2)............................  $   119,703  $   105,148   $    89,829   $    88,057   $    37,838
  Amortization of debt expense.............        4,496        6,438         5,118         4,665         3,987
  Interest component of lease rental
   expenditures (3)........................        3,808        3,438         3,856         3,539         3,217
                                              ----------  -----------   -----------   -----------   -----------
                                                 128,007  $   115,024   $    98,803   $    96,261   $    45,042
                                             ===========  ===========   ===========   ===========   ===========

Ratio of earnings to fixed charges.........         --(4)        2.93          2.72          1.15          2.34
                                             ===========  ===========   ===========   ===========   ===========

(1)  Undistributed income of less-than-50% owned affiliates is excluded.

(2) Apache has guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache is contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(4) Earnings were inadequate to cover fixed charges by $236.8 million for 1998 due to a $243.2 million non-cash write-down of the carrying value of United States proved oil and gas properties.